Exhibit 99.1
Ambac Reports Second Quarter 2021 Results
NEW YORK, NY, August 5, 2021 (BUSINESS WIRE) -- Ambac Financial Group, Inc. (NYSE: AMBC) ("Ambac" or "AFG")), a financial services holding company, today reported a net loss attributable to common stockholders of $29 million or $0.63(1) per diluted share and adjusted loss(2) of $13 million or $0.30 per diluted share for the quarter ended June 30, 2021. This compares to net Income attributable to common stockholders of $17 million or $0.08 per diluted share and adjusted earnings of $41 million or $0.59 per diluted share in the first quarter of 2021. Book value per share decreased $0.01 to $23.01 and adjusted book value per share(2) decreased $0.41 to $19.25 from March 31, 2021, to June 30, 2021.
Results for the second quarter, as compared to the first quarter of 2021, were primarily driven by the realization in the first quarter of a $37 million gain from the Corolla and junior surplus note exchanges. In addition, a loss from interest rate derivatives, compared to a gain in the first quarter, and an increase in the provision for deferred taxes more than offset a losses and loss expense benefit compared to an expense in the first quarter.
Claude LeBlanc, President and Chief Executive Officer, stated, “We made significant progress towards our derisking goals during the second quarter as evidenced by the $1.0 billion or 8.2% reduction to our adversely classified and watch list credits. Additionally, our endorsement of Puerto Rico's plan support agreements provide Ambac a path towards resolving our largest distressed credit exposure and materially advances our legacy businesses towards a stable run-off." Mr. LeBlanc continued, "During this transition year, I am very pleased with our derisking achievements and the significant progress we have made with the launch of our specialty property and casualty insurance platform strategy."

Ambac's Second Quarter 2021 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q2021	1Q2021	Amount	Percent
Net premiums earned	$11	$14	$(3)	(21)%
Net investment income	42	49	(8)	(16)%
Net realized investment gains (losses)	(2)	2	(4)	(173)%
Net gains (losses) on derivative contracts	(11)	25	(36)	(144)%
Net realized gains (losses) on extinguishment of debt	—	33	(33)	(100)%
Losses and loss expenses (benefit)	(26)	8	34	427%
Operating expenses	28	33	5	15%
Interest expense	50	50	—	(1)%
Intangible amortization	14	19	6	30%
Provision for income taxes	11	2	(9)	(503)%
Net income (loss) attributable to Common Stockholders	(29)	17	(45)	(269)%
Net income (loss) per diluted share[1]	$(0.63)	$0.08	$(0.71)	(888)%
Adjusted earnings (loss) [2]	(13)	41	(54)	(133)%
Adjusted earnings (loss) per diluted share [2]	$(0.30)	$0.59	$(0.89)	(151)%
Total Ambac Financial Group, Inc. stockholders' equity	1,063	1,063	—	—%
Total Ambac Financial Group, Inc. stockholders' equity per share	$23.01	$23.02	$(0.01)	—%
Adjusted book value [2]	889	908	(19)	(2)%
Adjusted book value per share [2]	$19.25	$19.66	$(0.41)	(2)%
Weighted-average diluted shares outstanding (in millions)	47	47	—	1%
(1) Per Diluted share includes the impact of adjusting the Xchange related noncontrolling interest to current redemption value
(2) See Non-GAAP Financial Data section of this press release for further information.
(3) Some financial data in this press release may not add up due to rounding

Net Premiums Earned
During the second quarter of 2021, net premiums earned were $11 million compared to $14 million in the first quarter of 2021. The decrease in earned premium related to lower normal premiums earned driven by a smaller reduction in the allowance for premiums receivable compared to the first quarter of 2021 and the continued run-off of the insurance portfolio.
Net Investment Income and Net Realized Investment Gains
Net investment income for the second quarter of 2021 was $42 million compared to $49 million for the first quarter of 2021. Net investment income includes interest and net discount accretion on fixed maturity securities classified as available-for-sale and net gains on pooled investment funds, including changes in fair value of the funds' net assets.
Net investment income in the second quarter of 2021 was driven by gains on pooled investment funds of $20 million compared to gains of $27 million for the first quarter of 2021. Ambac's portfolio of pooled funds primarily consist of investments in hedge funds, asset-backed securities, public and private equity, high-yield bonds, leveraged loans, emerging markets debt and private credit. Second quarter 2021 pooled fund results reflect overall strong, but relatively lower equity and hedge fund returns partially offset by gains from emerging market debt compared to the first quarter of 2021.
Net realized investment losses were $2 million for the second quarter of 2021, which were primarily related to FX. The net realized investment gains of $2 million for the first quarter of 2021 included a $4 million gain from AFG's exchange of its equity interest in Corolla Trust for surplus notes of Ambac Assurance Corporation ("AAC").
Losses and Loss Expenses (Benefit) and Loss Reserves
Losses and loss expenses ("Insured Losses") for the second quarter of 2021 were a benefit of $26 million, compared to an expense of $8 million for the first quarter of 2021.
The following table provides Insured Losses (Benefit) by category for the three-month periods ended June 30, 2021 and March 31, 2021:

	Three Months Ended
($ in millions)	June 30, 2021	March 31, 2021
Structured finance	$(16)	$(8)
Domestic public finance	(11)	9
Other	1	6
Total losses and loss expenses (benefit)	$(26)	$8
The second quarter structured finance benefit of $16 million reflected improved credit factors and the positive impact of lower interest rates on excess spread in the insured RMBS portfolio, partially offset by the negative impact of lower discount rates and incremental loss expense costs. The structured finance benefit for the first quarter of $8 million reflected improved credit factors.
The second quarter domestic public finance benefit of $11 million related to general credit improvements in the insured public finance portfolio, particularly with regards to a few specific credits, partially offset by higher loss expense costs. The impact of the Puerto Rico plan support agreements signed by AAC on July 27th were reflected in second quarter public finance reserves. The first quarter 2021 domestic public finance Insured Losses of $9 million were related to an increase in Puerto Rico reserves due to changes in assumptions, partially offset by the favorable impact of higher discount rates.
During the second quarter of 2021 Insured Losses paid (net of reinsurance) were $13 million, including $43 million of loss and expense payments, partially offset by $30 million of subrogation received. During the first quarter of 2021, Insured Losses paid (net of reinsurance) were $25 million including $50 million of loss and expense payments, partially offset by $25 million of subrogation received. The decrease in losses paid in the second quarter relative to the first quarter related to claim payments on Puerto Rico insured bonds made in the first quarter of 2021.
Loss and loss expense reserves (gross of reinsurance) were $(456) million at June 30, 2021, and $(414) million at March 31, 2021, which were net of $1.741 billion and $1.748 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of RMBS representations and warranties.

The following table provides loss and loss expense reserves (gross of reinsurance) by category at June 30, 2021, and March 31, 2021:
•

($ in millions)	June 30, 2021	March 31, 2021
Structured finance	$(1,211)	$(1,206)
Domestic public finance	682	708
Other	21	27
Loss expenses	52	57
Total loss and loss expense reserves	$(456)	$(414)
Net Gains (Losses) on Derivative Contracts
Net losses on derivative contracts of $11 million for the second quarter of 2021 compared to gains of $25 million for the first quarter of 2021 were driven by lower forward interest rates in the second quarter. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios. Higher counterparty credit adjustments on uncollateralized derivative assets also contributed to the second quarter of 2021 loss, while credit adjustments declined in the prior quarter.
Other Income
Other income, which includes commission revenues earned by Xchange, was $7 million for the second quarter of 2021 compared to $5 million for the first quarter of 2021.
Expenses
Operating expenses for the second quarter of 2021 were $28 million compared to $33 million in the first quarter of 2021. The decrease in operating expenses was mostly driven by cyclical compensation expenses and advisor costs related to the Corolla exchange incurred in the first quarter of 2021.
Interest expense was $50 million in both the second quarter of 2021 and first quarter of 2021.
Taxes
The provision for income taxes increased to $11 million in the second quarter of 2021 compared to only $2 million in the first quarter of 2021. The $9 million increase related to a higher provision for deferred taxes resulting from the UK enactment of a tax increase from 19% to 25% effective April 1, 2023.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at June 30, 2021, was $1.06 billion, or $23.01 per share compared to $1.06 billion or $23.02 per share as of March 31, 2021. An increase in unrealized gains on securities of $26 million mostly offset the second quarter net loss of $29 million.
Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 3.9% during the quarter ended June 30, 2021, to $30.2 billion from $31.4 billion at March 31, 2021 due to active de-risking and natural runoff.
Adversely Classified and Watch List Credits decreased in the second quarter of 2021 by $1.0 billion or 8.2% to $11.1 billion at June 30, 2021, from $12.1 billion at March 31, 2021, due to de-risking activity and natural runoff.

Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	June 30, 2021	March 31, 2021
By Sector:
Domestic public finance	45%	44%
Structured Finance	18%	19%
International	37%	37%
By Financial Guarantor:
Ambac Assurance	65%	66%
Ambac UK	35%	34%

Subsequent Event
On July 6, 2021 Sitka Holdings, LLC a wholly-owned subsidiary of Ambac, issued $1,175 million par of LIBOR plus 4.50% Floating Rate Senior Secured Notes due 2026. The outstanding Ambac LSNI Notes were fully redeemed from the proceeds of this offering and other available temporary sources of liquidity. The issuance was conducted in light of favorable market conditions and to extend maturity of AAC's senior secured debt by approximately three years. While Ambac expects to resolve the remaining litigations brought by AAC to recover losses on insured residential mortgage-backed securities well in advance of the maturity of the senior secured notes, Ambac believes that an extended maturity date will provide increased financial flexibility during the pendency of such litigations.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, the Company currently reports two non-GAAP financial measures: adjusted earnings and adjusted book value. The most directly comparable GAAP measures are net income attributable to common stockholders for adjusted earnings and Total Ambac Financial Group, Inc. stockholders’ equity for adjusted book value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted earnings and adjusted book value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted earnings (loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:
•Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.
•Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.
Adjusted loss was $13 million, or $0.30 per diluted share, for the second quarter 2021 as compared to adjusted earnings of $41 million or $0.59 per diluted share, for the first quarter of 2021.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, adjusted earnings (loss), for the three-month periods ended June 30, 2021, and March 31, 2021, respectively:

	Three Months Ended
	June 30, 2021		March 31, 2021
($ in millions, other than per share data)	$ Amount	Per Diluted Share (1)	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(29)	$(0.63)	$17	$0.08
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	—	—	—	—
Insurance intangible amortization	13	0.28	19	0.40
Foreign exchange (gains) losses	2	0.05	5	0.11
Adjusted Earnings (loss)	$(13)	$(0.30)	$41	$0.59
Weighted-average diluted shares outstanding (in millions)		46.6		46.9
1 Per Diluted share includes the impact of adjusting the Xchange related noncontrolling interest to current redemption value
Adjusted Book Value. Adjusted book value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:
•Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within adjusted book value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.
•Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within adjusted book value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.
•Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.
•Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in adjusted book value when realized.

Adjusted book value was $889 million, or $19.25 per share, at June 30, 2021, as compared to $908 million, or $19.66 per share, at March 31, 2021. The decrease in adjusted book value for the second quarter of 2021 was primarily attributable to the adjusted loss (net of earned premium) partially offset by the impact of discount rates.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure adjusted book value as of each date presented:

	June 30, 2021		March 31, 2021
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total AFG Stockholders' Equity (Deficit)	$1,063	$23.01	$1,063	$23.02
Adjustments:
Non-credit impairment fair value losses on credit derivatives	—	0.01	—	0.01
Insurance intangible asset	(343)	(7.42)	(356)	(7.71)
Net unearned premiums and fees in excess of expected losses	337	7.29	343	7.42
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(168)	(3.64)	(142)	(3.08)
Adjusted book value	$889	$19.25	$908	$19.66
Shares outstanding (in millions)		46.2		46.2
Earnings Call and Webcast
On August 6, 2021 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss Ambac's second quarter 2021 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, https://ambac.com/investor-relations/events-and-presentations/events/. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through August 20, 2021, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13720693
Please note that we will conduct the earnings call from remote locations.  In the event of a technical disruption in telecommunications, we may need to terminate the call early.  Should that happen, we will provide a complete audio recording of our prepared remarks on Ambac's website and, as always, accept questions through our Investor Relations department.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a financial services holding company. Ambac's subsidiaries include: Ambac Assurance Corporation and Ambac Assurance UK Limited, financial guarantee insurance companies currently in runoff; Everspan Indemnity Insurance Company and Everspan Insurance Company, specialty property & casualty program insurers; and Xchange Benefits, LLC and Xchange Affinity Underwriting Agency, LLC, property & casualty Managing General Underwriters. Ambac’s common stock trades on the New York Stock Exchange under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. AFG’s and its subsidiaries’ (“Ambac”) actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of AFG’s common stock and volatility in the price of AFG’s common stock; (2) Ambac's inability to realize the expected recoveries, including RMBS litigation recoveries, included in its financial statements which would have a materially adverse effect on AAC’s financial condition and may lead to regulatory intervention; (3) failure to recover claims paid on Puerto Rico exposures or realization of losses in amounts higher than expected; (4) increases to loss and loss expense reserves; (5) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (6) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from AAC and its subsidiaries or from transactions or opportunities apart from AAC and its subsidiaries, including new business initiatives relating to the specialty property and casualty program insurance business, the managing general agency/underwriting business, or related businesses; (7) potential of rehabilitation proceedings against AAC; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers, including an increased risk of loss on revenue bonds of distressed public finance issuers due to judicial decisions adverse to revenue bond holders; (9) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (10) insufficiency or unavailability of collateral to pay secured obligations; (11) credit risk throughout Ambac’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations and exposures to reinsurers; (12) the impact of catastrophic environmental or natural events, including catastrophic public health events like the COVID-19 pandemic, on significant portions of our insured and investment portfolios; (13) credit risks related to large single risks, risk concentrations and correlated risks; (14) the risk that Ambac’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (15) risks associated with adverse selection as Ambac’s insured portfolio runs off; (16) Ambac’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (17) Ambac may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (18) Ambac may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (19) restrictive covenants in agreements and instruments may impair Ambac’s ability to pursue or achieve its business strategies; (20) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (21) disagreements or disputes with Ambac's insurance regulators; (22) default by one or more of Ambac's portfolio investments, insured issuers or counterparties; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac has defaulted; (24) adverse tax consequences or other costs resulting from the characterization of the AAC’s surplus notes or other obligations as equity; (25) risks attendant to the change in composition of securities in the Ambac’s investment portfolio; (26) adverse impacts from changes in prevailing interest rates; (27) our results of operation may be adversely affected by events or circumstances that result in the impairment of our intangible assets and/or goodwill that was recorded in connection with Ambac’s acquisition of 80% of the membership interests of Xchange; (28) risks associated with the expected discontinuance of the London Inter-Bank Offered Rate; (29) factors that may negatively influence the amount of installment premiums paid to the Ambac; (30) market risks impacting assets in the Ambac’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (31) risks relating to determinations of amounts of impairments taken on investments; (32) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on Ambac’s business, operations, financial position, profitability or cash flows; (33) actions of stakeholders whose interests are not aligned with broader interests of the Ambac's stockholders; (34) system security risks, data protection breaches and cyber attacks; (35) changes in accounting principles or practices that may impact Ambac’s reported financial results; (36) regulatory oversight of Ambac Assurance UK Limited (“Ambac UK”) and applicable regulatory restrictions may adversely affect our ability to realize value from Ambac UK or the amount of value we ultimately realize; (37) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (38) Ambac’s financial position that may prompt departures of key employees and may impact the its ability to attract qualified executives and employees; (39) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; (40) disintermediation within the insurance industry or greater competition that negatively impacts our managing general agency/underwriting business; (41) changes in law or in the functioning of the healthcare market that impair the business model of our accident and health managing general underwriter; (42) greater competition for our specialty property & casualty program insurance business; and (43) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in millions, except share data)	June 30, 2021	March 31, 2021
Revenues:
Net premiums earned	$11	$14
Net investment income:
Securities available-for-sale and short-term	22	22
Other investments	20	27
Total net investment income	42	49
Net realized investment gains (losses)	(2)	2
Net gains (losses) on derivative contracts	(11)	25
Net realized gains on extinguishment of debt	—	33
Other income	7	5
Income on variable interest entities	2	—
Total revenues	49	129
Expenses:
Losses and loss expense (benefit)	(26)	8
Intangible amortization	14	19
Operating expenses	28	33
Interest expense	50	50
Total expenses	66	110
Pre-tax income (loss)	(18)	19
Provision for income taxes	11	2
Net income (loss)	$(28)	$17
Less: net (loss) gain attributable to noncontrolling interest	—	—
Net income (loss) attributable to common stockholders	$(29)	$17

Net income (loss) per basic share	$(0.63)	$0.08
Net income (loss) per diluted share	$(0.63)	$0.08

Weighted-average number of common shares outstanding:
Basic	46,576,673	46,314,049
Diluted	46,576,673	46,858,064

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Six Months Ended June 30,
($ in millions, except share data)	2021	2020
Revenues:
Net premiums earned	$25	$21
Net investment income:
Securities available-for-sale and short-term	44	57
Other investments	47	(25)
Total net investment income	91	31
Net realized investment gains	1	18
Net gains (losses) on derivative contracts	14	(68)
Net realized gains on extinguishment of debt	33	—
Other income	12	—
Income on variable interest entities	2	3
Total revenues	178	6
Expenses:
Losses and loss expense (benefit)	(18)	132
Intangible amortization	33	27
Operating expenses	62	44
Interest expense	100	122
Total expenses	177	325
Pre-tax income (loss)	1	(320)
Provision (benefit) for income taxes	13	(4)
Net income (loss)	$(11)	$(315)
Less: net (loss) gain attributable to noncontrolling interest	—	—
Net income (loss) attributable to common stockholders	$(12)	$(315)

Net income (loss) per basic share	$(0.54)	$(6.83)
Net income (loss) per diluted share	$(0.54)	$(6.83)

Weighted-average number of common shares outstanding:
Basic	46,446,087	46,113,495
Diluted	46,446,087	46,113,495

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in millions, except share data)	June 30, 2021	March 31, 2021
Assets:
Investments:
Fixed maturity securities, at fair value (amortized cost: $2,114 and $2,221)	$2,253	$2,341
Fixed maturity securities pledged as collateral, at fair value (amortized cost: $15 and $15)	15	$15
Short-term investments pledged as collateral, at fair value (amortized cost: $416 and $398)	416	397
Short-term investments, at fair value (amortized cost: $105 and $105)	105	105
Other investments (includes $650 and $600 at fair value)	657	600
Total investments (net of allowance for credit losses of $0 and $0)	3,447	3,458
Cash and cash equivalents	13	23
Restricted cash	17	16
Premiums receivable (net of allowance for credit losses of $11 and $13)	345	356
Reinsurance recoverable on paid and unpaid losses (net of allowance for credit losses of $0 and $0)	30	33
Deferred ceded premium	80	74
Subrogation recoverable	2,097	2,076
Derivative assets	82	74
Intangible assets	377	391
Other assets	121	115
Variable interest entity assets:
Fixed maturity securities, at fair value	3,315	3,236
Restricted cash	2	2
Loans, at fair value	2,943	2,948
Derivative assets	37	38
Other assets	2	1
Total assets	$12,907	$12,840
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$421	$438
Loss and loss expense reserves	1,641	1,662
Ceded premiums payable	33	24
Deferred taxes	29	20
Current taxes	3	2
Long-term debt	2,671	2,661
Accrued interest payable	532	516
Derivative liabilities	98	86
Other liabilities	102	123
Variable interest entity liabilities:
Long-term debt (includes $4,270 and $4,264 at fair value)	4,434	4,427
Derivative liabilities	1,800	1,739
Total liabilities	11,764	11,697
Redeemable noncontrolling interest	20	20
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued: 46,477,068 and 46,477,067	—	—
Additional paid-in capital	249	246
Accumulated other comprehensive income	87	61
Retained earnings	732	761
Treasury stock, shares at cost: 278,785 and 279,965	(5)	(5)
Total Ambac Financial Group, Inc. stockholders’ equity	1,063	1,063
Nonredeemable noncontrolling interest	60	60
Total stockholders’ equity	1,123	1,123
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$12,907	$12,840